Exhibit 10.1

INFUSYSTEM HOLDINGS, INC.

June 7, 2017

Mr. Eric Steen

31700 Research Park Drive

Madison Heights, Michigan 48071

Re:	Separation Agreement and General Release

I want to express to you on behalf of the Board of Directors of InfuSystem Holdings, Inc. our deepest appreciation for your services to InfuSystem Holdings, Inc. as Chief Executive Officer and a member of the Board of Directors. This Separation Agreement and General Release (this “Agreement”) confirms our mutual agreement regarding the terms and conditions of your termination as Chief Executive Officer and Director of InfuSystem Holdings, Inc., and from all other positions that you have held as an employee, officer or director of InfuSystem, Inc., the Company’s wholly-owned subsidiary (collectively, with InfuSystem Holdings, Inc., the “Company”).

Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Employment Agreement between you and the Company dated April 1, 2013, as amended by the Amendment to Employment Agreement dated January 18, 2016 (collectively, the “Employment Agreement”).

You and the Company agree as follows:

1.	Concluding Employment

a.	You acknowledge that your employment with the Company was terminated on May 18, 2017 (the “Date of Termination”).

b.	Your termination of employment will be treated as an “Involuntary Termination” pursuant to the Employment Agreement, except as amended hereby.

c.	Following the Date of Termination, you will not represent yourself as being an employee, officer, or agent of the Company, and any delegation of authority to you is revoked. You will not represent or take any action on behalf of the Company without the prior written authorization from the Company.

d.	The Date of Termination will be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company.

2.	Compensation. Provided that you execute and do not revoke this Agreement, the Company will provide you with the following total and final compensation, payments and benefits from the Company (subject to applicable deductions and withholdings):

a.	As more fully described in Section 9.B. of the Employment Agreement, you will receive: (i) the unpaid base salary earned by you pursuant to Section 6.A. of the Employment Agreement for services rendered through the Date of Termination; (ii) any accrued but unpaid Bonus Amount; (iii) the accrued but unpaid PTO earned under Section 7.C. of the Employment Agreement; (iv) unreimbursed amounts under Section 7.A. of the Employment Agreement; (v) a severance payment, in an aggregate amount equal to 12 months of your current base salary; (vi) any target Bonus Amount to which you would otherwise be entitled if employed during the Severance Period; and (vii) continuation of all COBRA health benefits. This continued COBRA coverage will be available at your own expense, except that the Company will pay for your COBRA coverage for the period commencing on May 19, 2017 up to and including August 18, 2017.

b.	In addition, in lieu of receiving three months advance notice of Involuntary Termination as described in Section 9.B. of the Employment Agreement, the Company will pay you an amount equal to your base salary for the period commencing on May 19, 2017 up to and including August 18, 2017, payable in ratable amounts as if you were still employed by the Company during such period and in accordance with the Company’s regular payroll policies.

3.	No Other Entitlements. Once the Company has made to you the payments provided for in Paragraph 2 of this Agreement, you acknowledge and agree that you will have received all entitlements due from the Company relating to your employment with the Company, including all wages earned, sick pay, vacation pay, bonus awards, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement.

4.	Release.

a.	In consideration for the payments and benefits provided in Paragraph 2 of this Agreement and as required by Section 9.B. of the Employment Agreement, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (collectively, “Releasors”), forever release and discharge the Company and its past and present parent entities, and its or their subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past and present directors, officers, fiduciaries, agents, trustees, administrators, employees, representatives and assigns, whether acting as agents for the Company or in their individual capacities (collectively the “Company Entities”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, that you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement.

b.	Without limiting the generality of the foregoing, this Agreement is intended to and will release the Company Entities from any and all claims, whether known or unknown, that Releasors ever had, now have, or may have against the Company Entities arising out of your employment or your separation from that employment, including (i) any claims under the Age Discrimination in Employment Act (29 U.S.C. Section 621, et seq.) (“ADEA”), Older Workers’ Benefits Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, and the Sarbanes-Oxley Act of 2002, each as amended; (ii) any claims under the Michigan Civil Rights Act, Mich. Comp. Laws §§ 37.2101 to 37.2804, Michigan Equal Pay Law, Mich. Comp. Laws §408.397, or Michigan Persons with Disabilities Civil Rights Act, Mich. Comp. Laws §§ 37.1101 et seq.; (iii) any claims under the Kansas Act Against Discrimination and Kansas Age Discrimination in Employment Act; and (iv) any other claim (whether based on federal, state, or local statutes, orders, laws, ordinances, regulations or the like or common law) relating to or arising out of your employment, the terms and conditions of such employment, or the termination of such employment, including claims for tortious conduct of any kind, breach of contract (express or implied), fraud, misrepresentation, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (v) any claim for monetary or other personal relief, or for attorneys’ fees, costs, disbursements or the like.

c.	Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance benefits; (iii) any claim or right you have may have for workers compensation benefits; (iv) any claim or right that may arise after the execution of this Agreement; (v) any claim or right you may have under this Agreement; or (vi) any claim to vested benefits under the written terms of a qualified employee retirement plan.

5.	Section 409A of the Code. Section 12 of the Employment Agreement is hereby incorporated herein mutatis mutandis.

6.	Non-Disparagement. You and the Company agree that you will not disparage or encourage or induce others to disparage each other or, in your case, the Company Entities. For the purposes of this Agreement, to “disparage” a person includes comments or statements to the press or media, such person or any individual or entity with whom such person has a business relationship that would adversely affect in any manner (i) the conduct of the business of such person (including any business plans or prospects) or (ii) the business reputation of such person. Nothing in this Agreement is intended to limit or modify your obligations in Section 8.D. of the Employment Agreement.

7.	Protection of Confidential Information.

a.	You agree that you will not at any time, directly or indirectly, disclose any trade secret, confidential or proprietary information you have learned by reason of your association with the Company (the “Confidential Information”) or use any such Confidential Information to the detriment of the Company, its parents, affiliates or subsidiaries, or to the benefit of any business or enterprise that competes with the Company, its parents, affiliates or subsidiaries. Confidential Information is deemed to include, but is not limited to, information, knowledge, systems or data, however stored, relating to the business, operations, clients or finances of the Company, including Company advertising and marketing plans, sales plans, formulae, processes, methods, machines, ideas, concepts, new products, improvements, inventions, research programs and associations with other organizations that the Company has not previously made public. Confidential Information does not include information that can be shown by written evidence to be in the public domain at the time of disclosure by you or that is publicized or otherwise becomes part of the public domain through no fault of your own.

b.	By signing this Agreement, you affirm that to the best of your knowledge and belief, you have returned to the Company all Company property issued to you, including keys, credit cards, if any, ID cards, mobile phones, computers, tablets, computer software, hardware and software user’s guides, instruction booklets, and any and all original and duplicate copies of all your work product and of files, calendars, books, records, notes, notebooks, manuals, computer files, electronic storage devices and other media materials, regardless of who created them, you have in your possession or under your control belonging to the Company Entities or containing confidential or proprietary information concerning the Company Entities or their customers or operations. Furthermore, should you or the Company discover that you inadvertently possess any of the documents or materials described in this Paragraph, you agree to return such documents or materials to the Company immediately.

c.	Nothing in this Agreement prohibits you from reporting possible violations of federal or state law or regulation to any government agency or entity, including the EEOC, DOL, the Department of Justice, the SEC, the Department of Defense, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law.

d.	Except as provided in Paragraph 7.c. above, nothing in this Agreement is intended to limit or modify your obligations in Section 8.A. of the Employment Agreement.

8.	Non-Competition. You hereby acknowledge, and agree to continue to be bound by your existing obligations with regard to engaging in competitive activity, as set forth in Section 8.B. of your Employment Agreement (which is hereby incorporated by this reference) until the date that is two years after the Date of Termination.

9.	Remedies.

a.	You acknowledge that if you breach your commitments to the Company agreed upon in Paragraphs 7 or 8, you will forfeit the payments provided for in Paragraph 2.

b.	You further acknowledge that if you breach your obligations referenced in Paragraphs 7 or 8 of this Agreement, the remedy at law for such breach will be inadequate and that damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of your violation of your obligations referenced in Paragraphs 7 or 8, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing herein will be deemed to limit the Company’s remedies at law or in equity for any breach by you of any of your obligations referenced in Paragraphs 7 or 8.

10.	Cooperation. You agree that you will assist and cooperate with the Company Entities to a reasonable extent in connection with any investigation, proceeding, dispute or claim that may be made against, by or with respect to the Company Entities, or in connection with any ongoing or future investigation, proceeding, dispute or claim of any kind involving the Company Entities, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency, (including making yourself available upon reasonable notice for factual interviews, preparation for testimony, providing affidavits, and similar activities) to the extent such claims, investigations or proceedings relate to your employment with the Company, services performed or required to be performed by you or pertinent knowledge possessed by you. The Company will pay any pre-approved and reasonable expenses incurred by you in the course of such cooperation. Nothing in this Agreement is intended to limit or modify your obligations in Section 8.G. of the Employment Agreement.

11.	Indemnification. The Company will provide you with indemnification to the full extent required by the Employment Agreement, provided under the Company’s applicable governing documents or under applicable law; however, you are not currently aware of any facts or circumstances giving rise to any claim for which you may be seeking indemnification from the Company other than with respect to (a) the lawsuits captioned Lechner vs. InfuSystem Holdings, Inc. (a class action filed in the United States District Court for the Central District of California) and Thomas vs. InfuSystem Holdings, Inc. (a tag-along derivative suit filed in the Superior Court of the State of California, Los Angeles County) and (b) any related litigation arising out of the same or substantially the same facts or issues.

12.	Acknowledgments. You hereby acknowledge that:

a.	The Company advises you to consult with an attorney before signing this Agreement;

b.	You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so;

c.	You freely, voluntarily and knowingly entered into this Agreement after due consideration;

d.	You have had a minimum of 21 days to review and consider this Agreement;

e.	If you knowingly and voluntarily choose to do so, you may accept the terms of this Agreement before the 21 day consideration period provided for above has expired;

f.	Changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the 21 day consideration period provided for above;

g.	You have a right to revoke this Agreement by notifying the undersigned Company representative in writing within seven days after your execution of this Agreement;

h.	The payments, benefits and other considerations that you are receiving pursuant to this Agreement are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

i.	No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement.

13.	Miscellaneous.

a.	Entire Agreement. You understand that this Agreement, along with the Employment Agreement (except to the extent modified by Paragraphs 2.b. and 7.d. of this Agreement) constitutes the complete understanding between the Company and you, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and the Company, unless expressly provided otherwise herein. No other promises or agreements will be binding unless in writing and signed by both the Company and you after the Date of Termination.

b.	No Admission. This Agreement is not intended, and will not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

c.	Severability. Should any provision of this Agreement require interpretation or construction, the entity interpreting or construing this Agreement will not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

d.	Assignment. This Agreement is binding upon, and will inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

e.	Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Michigan without regard to the principles of conflicts of law.

f.	Headings and Captions. The headings and captions herein are provided for reference and convenience only. They will not be considered part of the Agreement and will not be employed in the construction of the Agreement.

g.	Effective Date. This Agreement will become effective upon the expiration of the seven day revocation period provided for in Paragraph 12(g) above.

If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return this original Agreement to me by no later than 21 days from Agreement Date. I will sign it and return a copy to you.

Sincerely,

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Gregg O. Lehman
Gregg O. Lehman, Executive Chairman

UNDERSTOOD, AGREED TO AND
ACCEPTED WITH THE INTENTION
TO BE LEGALLY BOUND:

/s/ Eric Steen
Eric Steen
Date: June 8, 2017